 Exhibit 99.1

Michael McGhan Appointed as Chief Executive Officer at Freestone Resources and Gerald
M. Johnston appointed to the Freestone Board of Directors

Dallas, TX -- Freestone Resources, Inc. (OTCQB:FSNR) announced today that Michael J. McGhan, previously an advisor to Freestone Resources, has been appointed as the new chief executive officer at the Company, and also appointed to the Company’s board of directors as its chariman. Mr. McGhan brings an extensive background in the oil and gas industry that will benefit Freestone’s growth in the petrochemical industry, as well as the expertise to expand Freestone’s energy-related projects.

From 1991 to August 2002, Mr. McGhan was a co-founder, President and Chief Executive Officer of Hanover Compressor Co. (now Exterran Holdings, Inc.). Hanover became the largest natural gas compression company in the world with approximately 7,000 compression rental units in the field, and annual revenues over $1.1 billion. In August 2004, Mr. McGhan along with his partners co-founded Valerus Compression Services LLP. Mr. McGhan served as co-CEO and ultimately Vice-Chairman of the company until December 2009. Mr. McGhan and his partners built Valerus into one of the world's leading providers of natural gas treatment and compression equipment and services to the global oil and gas industry.

“I am excited about the opportunity to join Freestone,” said Michael McGhan. “As Freestone, and its joint venture partner Dynamis, complete the first stage of objectives relating to the vertical integration of Petrozene, we are preparing our plans for further expansion of this business model. Despite the latest downturn in commodity prices, the products we are currently producing will provide good economic returns and allow Freestone further growth opportunities.”

The Company is also pleased to announce the addition of Gerald M. Johnston to the Board of Directors. Mr. Johnston’s experience and expertise in business development will greatly benefit Freestone’s future growth.

Gerald Johnston began his career with Tyson Foods in 1970 as the cost and budgeting manager and worked his way to becoming CFO in 1981. Mr. Johnston was instrumental in the growth of Tyson Foods and played a key role in many successful acquisitions. Additionally, Mr. Johnston’s financial ingenuity helped Tyson Foods become one of the best financed companies which contributed to the tremendous growth they achieved throughout the years.

Mr. Johnston retired from Tyson in 1996 and remained on Tyson’s board until 2003. Upon retirement, Johnston pursued his own business ventures and investments and capitalized on his banking and finance knowledge to become an active investor and advisor to several regional banks in Arkansas. Johnston also owns and manages several other successful ventures in areas including real estate development, agricultural businesses, and warehousing and logistics companies.

About Freestone Resources, Inc.:
Freestone Resources is a Dallas, Texas based oil and gas technology development company. The continuing goal of the Company is to develop new technologies that allow for the utilization of our vast resources in an environmentally responsible and cost effective way. http://www.freestoneresources.com/.

SAFE HARBOR STATEMENTS:
Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release and other potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.

Contact:

Freestone Resources, Inc.

G. Don Edwards

214-880-4870

www.freestoneresources.com